EXHIBIT 99.1

Varco Announces Second Quarter 2003 Financial Results;

Takes Charge on Drilling Rig Project

HOUSTON, Texas, August 1, 2003 (BUSINESS WIRE) — Varco International, Inc. (NYSE:VRC) today announced that it earned $15.1 million or $0.15 per fully diluted share for its second quarter ended June 30, 2003. This compares to $21.1 million or $0.22 per fully diluted share earned in the second quarter of 2002. Revenue increased six percent to $357.5 million, and operating profit declined 28 percent to $30.9 million in the second quarter of 2003 compared to the prior year period.

During the second quarter, the Company provided for $6.3 million in anticipated losses ($0.05 per fully diluted share after tax) on a contract to construct an innovative land drilling rig. The structural complexity of the rig has required substantially more material, fabrication, engineering and design work than originally planned. The $30 million rig is expected to be delivered in late 2003 or early 2004.

Varco Chairman and CEO John Lauletta noted that second quarter 2003 results in Varco’s oilfield service businesses generally benefited from improved levels of North American land drilling activity, and the impact of acquisitions, including the Company’s 2002 acquisition of the oilfield services business of ICO. However, these improvements were offset by weak levels of offshore drilling in the North Sea and the U.S. Gulf of Mexico, and lower revenues and margins in its oilfield equipment businesses.

“Varco’s second quarter results across our tubular and drilling service businesses were solid, due to increased oilfield activity; however, our Drilling Equipment division’s results fell below expectations,” stated Lauletta. “We are optimistic that drilling activity levels will continue to improve, with Canada recovering from second quarter breakup, and with the U.S. land rig count currently running above its second quarter average. We also expect our pipeline inspection business to improve in the third quarter, but drilling activity levels in the U.S. Gulf of Mexico and the U.K. North Sea have remained relatively weak.”

Drilling Equipment Sales: Orders for the Company’s drilling equipment products totaled $131.0 million in the quarter, up 44 percent from the second quarter of 2002 and up 30 percent from the first quarter of 2003. Backlog totaled $187.6 million as of June 30, 2003, down slightly from year earlier levels but up four percent sequentially. Group revenues declined eight percent to $123.1 million in the second quarter of 2003 compared to the second quarter of 2002.

Operating profit was $6.5 million or 5.3 percent of revenue, and $12.8 million or 10.4 percent of revenue excluding the rig charge, compared to $21.8 million or 16.3 percent of revenue in the prior year period. In addition to the land rig contract charge, margins were adversely affected by lower volumes of rig equipment and lower margins on project management and equipment installation services, partially offset by rising aftermarket repair and services revenue. The Group is reducing its cost structure to match current activity levels, while continuing to improve its service levels and technology offering.

Tubular Services: Group revenues increased 41 percent to $108.0 million in the second quarter of 2003, up from $76.4 million in the second quarter of 2002. The increase was mainly due to the ICO acquisition, as well as higher North American rig activity levels and sales of fiberglass pipe, and offset by slightly lower year-over-year pipeline inspection revenue. Operating profit for the second quarter 2003 was $15.4 million or 14.2 percent of revenue, compared to $11.0 million or 14.5 percent of revenue in the second quarter of 2002.

Drilling Services: Group revenues increased five percent, to $69.9 million in the second quarter of 2003, up from $66.4 million in the second quarter of 2002. Improvements in rig instrumentation and solids control services driven by higher levels of drilling were partially offset by declines in international sales of rig instrumentation equipment. Operating profit was $11.5 million or 16.5 percent of revenue in the second quarter of 2003, up from $10.8 million or 16.2 percent of revenue in the second quarter of 2002.

Coiled Tubing & Wireline Products: Revenues for the Group declined five percent to $56.5 million in the second quarter of 2003, compared to $59.8 million in the second quarter of 2002. Higher wireline unit and coiled tubing sales were offset by lower sales of coiled tubing equipment. Operating profit was $11.0 million or 19.5 percent of revenue in the second quarter of 2003, compared to $12.1 million or 20.3 percent of revenue in the second quarter of 2002. Orders were $51.8 million, up 16 percent from the prior year, and backlog was $45.6 million as of June 30, 2003, down six percent from the prior year.

Varco completed the quarter ended June 30, 2003 with $99.0 million in cash, $461.0 million in debt, $362.0 million in net debt (debt less cash), stockholder’s equity of $971.4 million, and a net debt to total capitalization ratio of 27.1 percent. Capital expenditures were $12.1 million in the quarter. The Company’s inventory levels as of June 30, 2003 increased significantly since December 31, 2002, mainly due to the work in progress associated with the land drilling rig, and higher inventory levels in the Company’s Coiled Tubing & Wireline Products group.

Varco will host a conference call to discuss second quarter 2003 results on Friday, August, 1, 2003 at 9:00AM CST. The dial-in number for the call is 1-210-234-8000 and the password is “earnings”. A replay will be available through August 8, 2003, at 402-998-0816 with the same password, or on the Company’s website at www.varco.com.

Varco International, Inc. is a leading provider of highly engineered drilling and well-servicing equipment, products and services to the world’s oil and gas industry. With operations in over 350 locations in over 40 countries across six continents, the Company manufactures and supplies innovative drilling systems and rig instrumentation; oilfield tubular inspections and internal tubular coating; drill cuttings separation, management and disposal systems and services; and coiled tubing and pressure control equipment for land and offshore drilling and well stimulation operations. The Company also provides in-service pipeline inspections, manufactures high pressure fiberglass and composite tubing, and sells and rents advanced in-line inspection equipment to makers of oil country tubular goods.

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are those that do not state historical facts and are inherently subject to risk and uncertainties. Among these forward looking statements are statements regarding the expected delivery of a $30 million land drilling rig, expected future oilfield activity levels and expected improvements in the Company’s pipeline inspection business. The forward-looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among others, general economic, financial and business conditions, the ultimate realization of revenue and profit from existing backlogs, risks associated with growth through acquisitions, and other factors discussed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2002, under the caption “Factors Affecting Future Operating Results.”

VARCO INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2003	December 31, 2002
	(Unaudited)
A S S E T S
Current assets:
Cash and cash equivalents	$99,048	$105,997
Accounts receivable, net	339,622	323,456
Inventory, net	310,211	279,958
Deferred tax assets	16,790	15,727
Prepaid expenses and other	19,596	22,840

Total current assets	785,267	747,978

Net property and equipment, net	452,953	450,131
Identified intangibles, net	33,217	32,918
Goodwill, net	427,643	418,659
Other assets, net	13,230	11,374

Total assets	$1,712,310	$1,661,060

L I A B I L I T I E S A N D E Q U I T Y
Current liabilities:
Accounts payable	$96,713	$90,604
Accrued liabilities	112,780	111,430
Income taxes payable	4,876	9,252
Current portion of long-term debt and short-term borrowings	8,222	7,045

Total current liabilities	222,591	218,331
Long-term debt	452,776	460,883
Pension liabilities and post-retirement obligations	25,374	24,899
Deferred taxes payable	37,870	35,252
Other liabilities	2,317	1,413

Total liabilities	740,928	740,778

Common stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 98,868,215 shares issued and 97,443,515 shares outstanding at June 30, 2003 (98,416,012 shares issued and 96,991,312 shares outstanding at December 31, 2002)	989	984
Paid in capital	531,812	525,782
Retained earnings	463,404	427,355
Accumulated other comprehensive loss	(9,493)	(18,509)
Less: treasury stock at cost (1,424,700 shares)	(15,330)	(15,330)

Total common stockholders’ equity	971,382	920,282

Total liabilities and equity	$1,712,310	$1,661,060

VARCO INTERNATIONAL, INC.

QUARTERLY STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002 (restated)	2003	2002 (restated)
	(in thousands, except share and per share data)
Revenue:
Drilling Equipment Sales	$123,056	$133,440	$262,235	$243,716
Tubular Services	107,999	76,394	212,757	151,433
Drilling Services	69,879	66,419	139,339	137,671
Coiled Tubing & Wireline Products	56,523	59,800	110,603	113,801

Total Revenue	357,457	336,053	724,934	646,621
Total Gross Profit (before Goodwill Amt)	91,668	95,799	195,283	185,270
Total Gross Profit Percent	25.6%	28.5%	26.9%	28.7%
Selling, General and Administration	44,554	38,407	91,669	76,372
Research and Engineering	16,239	14,464	31,187	27,245
Merger, Transaction, and Litigation Costs	—	—	—	2,829

Operating Profit	30,875	42,928	72,427	78,824
Interest Expense	7,815	6,046	15,714	12,114
Other Expense (Income)	(86)	3,467	1,361	5,763

Income Before Taxes	23,146	33,415	55,352	60,947
Income Tax Provision	8,031	12,352	19,303	22,597

Net Income	$15,115	$21,063	$36,049	$38,350

Earnings Per Common Share:
Basic Earnings Per Common Share	$0.16	$0.22	$0.37	$0.40

Dilutive Earnings Per Common Share	$0.15	$0.22	$0.37	$0.39

Weighted Average Number of Common Shares Outstanding:
Basic	97,365,039	96,669,634	97,250,956	96,403,584

Dilutive	98,423,757	97,714,512	98,196,884	97,277,882

VARCO INTERNATIONAL, INC.

OPERATING PROFIT—SUPPLEMENTAL SCHEDULE

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002 (restated)	2003	2002 (restated)
Revenue:
Drilling Equipment Sales	$123,056	$133,440	$262,235	$243,716
Tubular Services	107,999	76,394	212,757	151,433
Drilling Services	69,879	66,419	139,339	137,671
Coiled Tubing & Wireline Products	56,523	59,800	110,603	113,801

Total Revenue	357,457	336,053	724,934	646,621
Operating Profit:
Drilling Equipment Sales	6,496	21,768	24,213	36,415
Tubular Services	15,372	11,040	28,491	21,488
Drilling Services	11,543	10,765	24,953	25,902
Coiled Tubing & Wireline Products	11,036	12,124	21,893	22,091
Other Unallocated	(13,572)	(12,769)	(27,123)	(24,243)

Operating Profit (Before Merger, Transaction and Litigation Costs Note 1)	$30,875	$42,928	$72,427	$81,653

Operating Profit %:
Drilling Equipment Sales	5.3%	16.3%	9.2%	14.9%
Tubular Services	14.2%	14.5%	13.4%	14.2%
Drilling Services	16.5%	16.2%	17.9%	18.8%
Coiled Tubing & Wireline Products	19.5%	20.3%	19.8%	19.4%

Operating Profit % (Before Merger, Transaction and Litigation Costs Note 1)	8.6%	12.8%	10.0%	12.6%

Note 1: Excluding merger, transaction, and litigation costs of $2.829 million recorded in the first quarter of 2002 related to the May 2000 merger of Tuboscope Inc. and Varco International, Inc. The Company believes that reporting operating profit excluding merger, transaction and litigation costs provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

VARCO INTERNATIONAL, INC.

PROFORMA RECONCILIATION EXCLUDING MERGER, TRANSACTION AND LITIGATION COSTS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002 (restated)	2003	2002 (restated)
GAAP Operating Profit	$30,875	$42,928	$72,427	$78,824
Merger, Transaction, and Litigation Costs:
Severance costs from Merger employment agreements	—	—	—	2,829

Operating Profit Before Merger, Transaction And Litigation Costs	30,875	42,928	72,427	81,653

Other Expense (Income)	(86)	3,467	1,361	5,763
Depreciation and Amortization	16,366	13,945	32,692	28,657

EBITDA Before Merger, Transaction and Litigation Costs	$47,327	$53,406	$103,758	$104,547

GAAP Net Income	$15,115	$21,063	$36,049	$38,350
Merger, Transaction, and Litigation Costs (net of tax):
Severance costs from Merger employment agreements	—	—	—	1,839

Net Income Before Merger, Transaction and Litigation Costs	$15,115	$21,063	$36,049	$40,189

Weighted Average Dilutive Shares Outstanding	98,423,757	97,714,512	98,196,884	97,277,882

Dilutive Earnings Per Share Before Merger, Transaction and Litigation Costs	$0.15	$0.22	$0.37	$0.41

(1)	The Company believes that reporting operating profit, EBITDA, net income and dilutive EPS excluding merger, transaction and litigation costs provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.
(2)	EBITDA means earnings before interest, taxes, depreciation and amortization, and is a non-GAAP measurement. Management uses EBITDA because it believes that it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and that it may be used by some investors and others to make informed investment decisions.

CONTACT:	Varco International, Inc., Houston Clay Williams, (281) 953-2200 ccwilliams@varco.com

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